DISTRIBUTION AGREEMENT

BETWEEN

  GENWORTH FINANCIAL ASSET MANAGEMENT FUNDS

GENWORTH FINANCIAL WEALTH MANAGEMENT, INC.

AND
CAPITAL BROKERAGE CORPORATION

    This DISTRIBUTION AGREEMENT (this “Agreement”) is entered into the 30th day of August, 2013, by and between GENWORTH FINANCIAL ASSET MANAGEMENT FUNDS (the “Trust”), a Delaware statutory trust, on behalf of each of its separate series of shares (each a “Fund” and collectively, the “Funds”) as set forth on Annex A hereto, as amended from time to time, GENWORTH FINANCIAL WEALTH MANAGEMENT, INC. (“GFWM”), a California corporation and the advisor of the Funds, and CAPITAL BROKERAGE CORPORATION (the “Distributor”), a Washington corporation.

W I T N E S S E T H:

    WHEREAS, the Trust is engaged in business as an open-end management investment company, as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), and is so registered with the U.S. Securities and Exchange Commission (the “SEC”) under the provisions of the 1940 Act;

    WHEREAS, the Trust has adopted a distribution plan in respect to shares of the Funds pursuant to Rule 12b-1 under the 1940 Act (the “12b-l Plan”);

    WHEREAS, the Distributor is a registered broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and member of the Financial Industry Regulatory Authority (“FINRA”) and is engaged in the business of promoting the distribution of the securities of investment companies;

    WHEREAS, the Trust and the Distributor are party to a Distribution Agreement, dated April 1, 2011 (the “2011 Distribution Agreement”);

    WHEREAS, on March 27, 2013, Genworth Holdings, Inc. (formerly known as Genworth Financial, Inc.) (“Genworth”), the indirect parent company of the Distributor and GFWM, entered into a stock purchase agreement pursuant to which Genworth agreed to sell all the shares of AssetMark Holdings, Inc., the indirect parent company of GFWM (the “Transaction”);

    WHEREAS, in connection with the Transaction, the Distributor has entered into a Transition Services Agreement with GFWM (the “Transition Services Agreement”); a Distribution Agreement with GPS Funds I and GFWM; and a Distribution Agreement with GPS Funds II and GFWM, each dated as of the date of this Agreement (collectively, the “Related Agreements”);

    WHEREAS, the Transaction may be deemed to result in an Assignment of the 2011 Distribution Agreement, resulting in its automatic termination; and

    WHEREAS, in light of the Transaction, the Trust and the Distributor desire to replace the 2011 Distribution Agreement and enter into this Agreement effective as of immediately after the closing of the Transaction to retain the Distributor as principal underwriter in connection with the offering and sale of the shares of beneficial interest of the Funds (the “Shares”).

    NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto, the parties mutually covenant and agree with each other as follows:

    1.           Termination of 2011 Distribution Agreement. The 2011 Distribution Agreement is hereby irrevocably terminated and of no further force or effect, and the Distributor will have no further obligation or liability to the Trust under the 2011 Distribution Agreement.

    2.          Appointment of Distributor.  The Trust, on behalf of the Funds, hereby appoints the Distributor as agent of the Funds to effect the sale and public distribution of the Shares on the terms and at the public offering price described in Section 4.  As used in this Agreement, the term “Prospectus” shall mean each current prospectus, including the statement of additional information, as amended or supplemented, relating to any of the Funds and included in the currently effective registration statement(s) or post-effective amendment(s) thereto (the “Registration Statement”) of the Trust under the Securities Act of 1933 (the “1933 Act”) and the 1940 Act.

    3.           Services and Duties of the Distributor.

          (a)           The Distributor shall be the principal underwriter and agent for each of the Funds for the sale of the Shares and the Trust will not, and will not permit any of the Funds to, sell any Shares to any person except to fill orders for Shares received through the Distributor. The foregoing exclusive right shall not apply: (a) to Shares issued or sold in connection with the merger or consolidation of any other investment company with a Fund or the acquisition by purchase or otherwise of all or substantially all the assets of any investment company or substantially all the outstanding shares of any such company by a Fund; (b) to Shares which may be offered by a Fund to its shareholders for reinvestment of cash distributed from capital gains or net investment income of a Fund; (c) to Shares which may be issued to shareholders of other funds who exercise any exchange privilege set forth in the Prospectus, or (d) to the sale of Shares to any person in a transaction which is exempt from registration under the 1933 Act.

          (b)          The Distributor shall not be required to provide services to any Fund not listed on Annex A hereto as of the date of this Agreement and the Trust may not seek to include any additional Funds on Annex A hereto during the term of this Agreement. In no event shall the Distributor be required to provide services under this Agreement at a service level that exceeds the aggregate service level according to which the services contemplated by this Agreement were provided by the Distributor to the Trust during the six- (6)-month period immediately prior to the date of this Agreement.

   (c)           The distribution of the Shares to the public shall be effected by the Distributor through various financial institutions that are permitted by law to offer and sell the Shares to the public (“Eligible Financial Institutions”) pursuant to agreements that provide that any Eligible Financial Institution shall indemnify and hold harmless the Funds so that in no event shall the Funds have any responsibility or liability to any person whatsoever on account of the acts and statements of any Eligible Financial Institution not contained in the Prospectus or sales literature or advertising material approved by the Fund.  The Distributor shall have the right to select the Eligible Financial Institutions to whom the Shares will be offered by it, subject to the express provisions of this
Agreement, applicable securities laws and regulations, the Trust’s Agreement and Declaration of Trust and Bylaws and the Prospectus, to determine the terms and prices in any contract for the sale of the Shares to any Eligible Financial Institution made by it as such agent for each of the Funds.

   (d)          During the continuous public offering of Shares, the Distributor will hold itself available to receive orders, satisfactory to the Distributor, for the purchase of the Shares and will promptly forward all orders to the Trust or its designated agent. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus.  The Trust or its designated agent will confirm orders and subscriptions upon receipt, will make appropriate book entries and, upon receipt of payment therefor, will issue the appropriate number of Shares in uncertificated form.

   (e)           The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations regarding the Funds other than as contained in the Prospectus and any sales literature and advertising materials specifically approved by the Trust.

   (f)           The Distributor may prepare and distribute sales literature and other materials related to the Funds as it may deem appropriate, provided that such literature and materials have been prepared in accordance with the applicable laws and regulations and approved by the Trust prior to use.  The Distributor will conduct reviews of sales literature and other materials, and submit required filings with FINRA.

   (g)          The Distributor agrees to use commercially reasonable efforts in connection with the distribution of the Shares, but shall not be obligated to sell any certain number of Shares.

   (h)          The Distributor shall prepare reports for the Board of Trustees of the Trust (the “Board”) regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of Rule 12b-1 payments received by the Distributor, if any.

   (i)           Except where the prior written consent of the Trust (which will not be unreasonably withheld) is required under applicable law and regulation, the Distributor  may enter into agreements (“Subcontracts”) without the prior consent of the Trust with qualified third parties to carry out some or all of the Distributor’s obligations under this Agreement; provided, that execution of a Subcontract shall not relieve the Distributor of any of its responsibilities hereunder. The Trust shall cooperate with any such subcontractor to the same extent it is obligated to cooperate with the Distributor under Section 7 of this Agreement.

   (j)           The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

   (k)           Notwithstanding anything herein to the contrary, the Distributor shall be required to register as a broker or dealer only in the jurisdictions where it is required to be so registered in order to carry out its obligations under this Agreement.

    4.           Public Offering Price. The public offering price is the net asset value per Share, unless otherwise stated in the Prospectus.  The net asset value of the Shares shall be determined by the Funds or such other persons as the Board may designate. The determination shall be made in accordance with the Prospectus.

    5.           Compensation.  For the Distributor’s services under this Agreement, GFWM shall pay to the Distributor fees and compensation in the amount of $5,000 (payable in full on the date of this Agreement).

    6.           Expenses.  The Funds shall each bear all their respective costs and expenses in connection with the registration of the Shares with the SEC and the applicable states, as well as all costs and expenses in connection with the offering of the Shares and communications with their shareholders, including: (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of all registration statements and prospectuses and amendments thereto, as well as related advertising and sales literature; and (iii) costs and expenses of the preparation, printing and mailing of annual interim reports, proxy materials and other communications to shareholders of the Funds.

    7.           Representations, Warranties and Covenants of the Trust.

       (a)          The Trust hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

          (i)          it is duly organized and in good standing under the laws of Delaware;

             (ii)         this Agreement has been duly authorized, executed and delivered by the Trust and, when executed and delivered, will constitute a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

      (iii)         it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws/operating agreement, trust agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

              (iv)        the Shares are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable.

              (v)         the Registration Statement and Prospectus included therein and all filings made with the SEC on behalf of the Trust and the Funds have been prepared in conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder; and

              (vi)        the Registration Statement and Prospectus and any advertising materials and sales literature prepared by the Trust or its agent do not and shall not contain any untrue  statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects.

                      (b)           The Trust or its agent shall take, or cause to be taken, all necessary action to register the Shares under the federal and all applicable state securities laws and to maintain an effective Registration Statement for such Shares in order to permit the sale of the Shares as herein contemplated. The Trust authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.

  (c)           The Trust agrees to advise the Distributor promptly in writing:

                 (i)           of any material correspondence or other communication by the SEC or its staff relating to the Funds’ Registration Statement or Prospectus or the Distributor;

             (ii)          in the event of the issuance by the SEC of any stop−order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

     (iii)         of the happening of any event which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not misleading;

         (iv)        of all actions taken by the SEC with respect to any amendments to any Registration Statement or Prospectus which may from time to time be filed with the SEC;

     (v)          in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise or to suspend the redemption of the Shares at any time as permitted by the 1940 Act or the rules of the SEC; and

             (vi)         of the commencement of any litigation or proceedings against the Trust or any of its officers or directors in connection with the issue and sale of any of the Shares.

                      (d)           The Trust or its agent shall file such reports and other documents as may be required under applicable federal and state laws and regulations, including state blue sky laws, and shall notify the Distributor in writing of the states in which the Shares may be sold and of any changes to such information. In connection with the filing of any Registration Statement and Prospectus for any Fund, the Distributor shall receive (i) an opinion of counsel addressed to the Distributor or upon which the Distributor is permitted to rely in a form satisfactory to the Distributor stating that (A) such counsel has been engaged by the Fund and has participated in the preparation and filing of the Registration Statement, (B) the Registration Statement with respect to such Fund does not, to such counsel’s knowledge and belief, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (C) the Shares proposed to be offered by any such Fund have been validly issued, fully paid and non-assessable, and (ii) a unqualified report from the Trust’s independent registered public accounting firm (or such other auditor as the Distributor may select) with respect to the Trust’s unaudited financial information in such form as agreed upon between the Distributor and the accounting firm (the “Comfort Letter”); provided, that the Trust shall not be deemed to be in breach of this clause (ii) if the Trust, the Funds and their affiliates have used commercially reasonable efforts to assist the Distributor in obtaining the Comfort Letter and the failure to obtain the Comfort Letter is not due to any inaccuracy or other deficiency relating the Fund’s unaudited financial information or the internal accounting controls of the Trust or the Funds.

                      (e)           The Trust agrees to file from time to time such amendments to its Registration Statement and Prospectus as may be necessary in order that its Registration Statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                      (f)           The Trust shall fully cooperate in the efforts of the Distributor to sell and arrange for the sale of Shares and in the efforts of the Distributor to comply with any laws and regulations applicable to the Distributor. In addition, the Trust shall keep the Distributor fully informed of its affairs and shall provide to the Distributor from time to time copies of all information, financial statements, and other papers that the Distributor may reasonably request, including certified copies of any financial statements prepared for the Trust by its independent public accountants and such reasonable number of copies of the most current Prospectus, statement of additional information and annual and interim reports to shareholders as the Distributor may request. The Trust shall, on a best efforts basis, provide the Distributor and the Distributor’s regulators with reasonable access to information, records and personnel related to the provision of the services contemplated in this Agreement. The Trust shall notify the Distributor of any SEC filings within one business day of any such filings, and shall provide the Distributor with any comments received from the SEC on the Trust’s Registration Statement or Prospectus filings. The Trust represents that it will not use or authorize the use of any advertising or sales material unless and until such materials have been approved and authorized for use by the Distributor.

       (g)          The Trust shall provide, and cause each other agent or service provider to the Trust, including the Trust’s transfer agent and investment adviser, to provide, to Distributor in a timely and accurate manner all such information (and in such reasonable medium) that the Distributor may reasonably request. Such information may include the following: (i) the Registration Statement and Prospectus; (ii) advisor form ADV Part I & II; and (iii) sub-advisor firm form ADV Part I & II; the advisor’s marketing presentations that relate specifically to the Funds; (iv) advisor organizational structure and individual’s responsibilities; (v) advisor compensation and incentive arrangements; research process for each fund; (vi) portfolio construction methodology for each Fund; (vii) risk/portfolio management approach for each Fund; (viii) performance attribution for each Fund; and (ix) information regarding material violation of the Trust’s compliance program adopted pursuant to Rule 38a-1 under the 1940 Act.

       (h)           The Trust shall afford the Distributor a reasonable opportunity to review and provide comments on Registration Statement or Prospectus filings and reports to shareholders filed with the SEC on Form N-CSR, and the Trust agrees to give such comments due consideration and incorporate any such comments that the Trust deems appropriate. The Trust shall not file any amendment to the Registration Statement or Prospectus without the prior approval of the Distributor. The Trust shall make any additional filings with the SEC that the Distributor reasonably deems necessary and shall use its best efforts to cause such filings to become effective as promptly as possible.

       (i)           The Trust shall redeem or repurchase Shares tendered by shareholders of the Funds in accordance with the Trust’s obligations in the Prospectus and the Registration Statement.

       (j)           The Trust (and relevant agents) shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent the unauthorized access to or use of, records and information relating to the Trust and the owners of the Shares.

       (k)           During the six- (6-) year period beginning on the expiration or termination of this Agreement, the Trust shall provide, or cause to be provided to, the Distributor or its affiliates, access to the directors, officers, employees and original books and records of the Trust and the Funds as the Distributor or its affiliates shall reasonably request, for any reasonable business purpose in connection with any claim, action, suit, arbitration or any proceeding or investigation to which the Distributor or any of its affiliates is a party, and the Trust shall reasonably cooperate and assist the Distributor or its affiliates in connection therewith, including by causing the Trust’s and the Fund’s directors, officers and employees to make themselves available for trial, depositions, interviews and other related litigation endeavors; provided that the Distributor shall reimburse the Trust for all reasonable out-of-pocket expenses incurred by the Trust (and that they would not otherwise have incurred) in complying with the foregoing requirement. The Distributor shall return such original books and records to the Trust as soon as such books and records are no longer needed in connection with the circumstances described in this Section 7(k).  Notwithstanding the foregoing, nothing herein shall require the Trust to provide access to, or to disclose any information to, the Distributor if such access or disclosure would be in violation of law or regulation or the provision of any agreement to which the Trust is a party.

        8.           Representations, Warranties and Covenants of the Distributor.

        (a)         The Distributor hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

   (i)            it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

   (ii)           this Agreement has been duly authorized, executed and delivered by the Distributor and, when executed and delivered, will constitute a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

   (iii)          it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

   (iv)          it is registered as a broker-dealer under the 1934 Act, is a member in good standing of FINRA, and is registered or qualified as a broker-dealer in all jurisdictions where it is required to be so registered in order to carry out its obligations under this Agreement.

(b)         In connection with all matters relating to this Agreement, the Distributor will comply in all material respects with the applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations.

(c)         The Distributor shall promptly notify the Trust of the commencement of any litigation or proceedings against the Distributor or any of its managers, officers or directors in connection with the issue and sale of any of the Shares.

 (d)        The Distributor agrees to maintain fidelity bond and liability insurance coverages which are, in scope and amount, consistent with coverages customary for distribution activities relating to the Funds.

        9.           Indemnification.

                  (a)          The Trust shall, for the account of the applicable Funds, indemnify, defend and hold harmless the Distributor, its affiliates and each of their respective members, managers, directors, officers, employees, representatives and any person who controls or previously controlled the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnitees”) from and against any and all losses, claims, demands, liabilities, damages and expenses (including the costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable counsel fees incurred in connection therewith) (collectively, “Losses”) that any Distributor Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act any other statute (including state blue sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or relating to (i) the Distributor serving as distributor of the Funds pursuant to this Agreement; (ii) the Trust’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (iii) the Trust’s failure to comply with any applicable securities laws or regulations; or (iv) any claim that the Registration Statement, Prospectus, shareholder reports, sales literature and advertising materials or other information filed or made public by the Trust (as from time to time amended) (“Fund Documents”) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading under the 1933 Act, or any other statute or the common law, any violation of any rule of FINRA or of the SEC or any other jurisdiction wherein the Shares are sold, provided, however, that the Trust’s obligation to indemnify any of the Distributor Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in any Fund Documents in reliance upon and in conformity with information relating to the Distributor and furnished to the Trust or its counsel by the Distributor in writing and acknowledging the purpose of its use. Notwithstanding the foregoing, the Trust shall have no obligation to indemnify, defend and hold free and harmless the Distributor Indemnitees to the extent that such Losses are solely the result of (x) the failure of the Distributor to comply with applicable laws, or y) the Distributor’s willful misfeasance, bad faith, or gross negligence in serving as distributor of the Funds pursuant to this Agreement.

                  (b)          The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Trust elects to assume the defense, such defense shall be conducted by counsel chosen by the Trust and approved by the Distributor, which approval shall not be unreasonably withheld. In the event the Trust elects to assume the defense of any such suit and retain such counsel: (i) the Trust shall not admit any liability with respect to, or settle, compromise or discharge, any third-party claim in a manner which would impose any penalty or limitation on the Distributor Indemnitee(s) without the Distributor Indemnitee(s) prior written consent and (ii) the Distributor Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of any such suit, or in case the Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by the Trust or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of the Trust, the Funds and the Distributor Indemnitee(s), the applicable Funds will reimburse the Distributor Indemnitee(s) in such suit, for the fees and expenses of any counsel retained by Distributor and them.

               (c)         The Trust’s agreement to indemnify the Distributor Indemnitees in this Section 9 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitee(s), and shall survive the delivery of any Shares and the termination of this Agreement. This agreement to indemnify the Distributor Indemnitees will inure exclusively to the Distributor’s benefit, to the benefit of each Distributor Indemnitee and their respective successors and permitted assigns.

                              (d)          The Trust shall not be obligated to provide indemnification under Section 9 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of the FINRA; provided, however, in such event indemnification shall be provided under this Section 9 to the maximum extent so permissible.

                      (e)          The Distributor shall indemnify, defend and hold harmless the Trust, its officers and trustees (collectively, the “Trust Indemnitees”) from and against any and all Losses that any Trust Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940
Act any other statute (including state blue sky laws) or any rule or regulation thereunder arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in any Fund Documents in reliance upon and in conformity with information relating to the Distributor and furnished to the Trust or its counsel by the Distributor in writing and acknowledging the purpose of its use.

                      (f)           The Distributor’s agreement to indemnify the Trust Indemnitees in this Section 9 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Trust Indemnitee(s), and shall survive the delivery of any Shares and the termination of this Agreement. This agreement to indemnify the Trust Indemnitees will inure exclusively to the Trust’s benefit, to the benefit of each Trust Indemnitee and their respective successors and permitted assigns.

    10.        Limitation on Damages.  Notwithstanding anything in this Agreement, neither party to this Agreement shall be liable for any special, incidental, speculative, indirect, consequential, exemplary, punitive, diminution of value or similar damages, including lost revenues or profits, lost opportunity costs or lost prospective economic advantage, or any damages based on any type of multiple, in each case, whether arising under any legal or equitable theory or arising under or in connection with this Agreement, all of which are hereby excluded by agreement of the parties regardless of whether or not any party to this Agreement has been advised of the possibility of such damages.

    11.         Anti-Money Laundering.  Each party to this Agreement hereby agrees to abide by and comply in all material respects with all relevant anti-money laundering laws and regulations, including the Bank Secrecy Act, as amended, and the USA Patriot Act of 2001 and other applicable anti-money laundering laws and regulations, including any new or additional anti-money laundering laws or regulations. Each party to this Agreement agrees that it will take such further steps, and cooperate with the other party as may be reasonably necessary, to facilitate such compliance.

    12.         Duration and Termination.

      (a)           This Agreement shall become effective with respect to each Fund listed on Annex A hereto as of the date of this Agreement. Unless sooner terminated as provided herein, this Agreement shall continue in effect for one year from the date hereof. For the avoidance of doubt, the term of this Agreement shall not be extended as a result of any amendment to Annex A hereto.

      (b)           Notwithstanding the foregoing, this Agreement may be terminated at any time without the payment of any penalty by the vote of the Board, including a majority of those Trustees who are not Interested Persons of any party to this Agreement on not less than 60 days written notice to the Distributor.

      (c)           The Distributor may immediately terminate this Agreement:

      (i)           in the event of termination or breach by any of the counterparties of the Distributor under any of the Related Agreements that is not cured or curable within thirty (30) days of such breach;

      (ii)          if the Trust breaches any of its obligation under Section 7(b)-(k) of this Agreement and such breach is not cured with two (2) days of such breach;

      (iii)         if the continued performance of the service contemplated by this Agreement would be a violation of any law or regulation.

In the event of termination under this Section 12(c), the Distributor shall have no further liability to the Trust under this Agreement.

    13.         Interpretation and Construction.  For purposes of this Agreement, the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation.” The Annexes to this Agreement are part of this Agreement. References to Section are to Sections of this Agreement unless expressly stated otherwise. Headings of Sections are for reference only and do not affect the meaning or interpretation of this Agreement. All references to dollars are to United States dollars. This Agreement is the product of negotiation by the parties to this Agreement, having the assistance of counsel and other advisors, and the parties intend that this Agreement not be construed more strictly with respect to one party than with respect to any other party. In addition, the capitalized terms “Interested Persons,” “Assignment” and “Majority of the Outstanding Voting Securities” shall have the respective meanings specified in the 1940 Act.

    14.         Assignment.  This Agreement will automatically terminate in the event of its Assignment.

    15.         Confidentiality.  During the term of this Agreement, the Distributor and the Funds may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel and clients. Each party will protect the other’s confidential information with at least the same degree of care it uses with respect to its own confidential information, and will not disclose the other party’s confidential information other than to comply with applicable laws and regulations, including any demand of any regulator or taxing authority having jurisdiction.

    16.         Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally, by facsimile (and immediately after transmission, receipt of which has been confirmed by telephone by the sender), sent by e-mail (and immediately after transmission, receipt of which has been confirmed by telephone by the sender) or when delivered by registered or certified mail (postage prepaid, return receipt requested) or by an internationally recognized overnight courier service addressed as follows:

If to the Trust, to:

Genworth Financial Asset Management Funds
2300 Contra Costa Blvd., Suite 600
Pleasant Hill, CA 94523-3979
Attention:	Carrie E. Hansen, President
Facsimile:	(925) 521-1050
E-mail:	carrie.hansen@genworth.com

with a copy (which shall not constitute notice) to:

Stradley Ronon Stevens & Young, LLP
100 Park Avenue, Suite 1614
New York, NY 10017
Attention:	Michael P. O'Hare, Esq., Partner
Facsimile:	(215) 564-8120
E-mail:	mohare@stradley.com

If to the Distributor, to:
Capital Broker Corporation
6620 West Broad Street
Richmond, VA 23230
Attention:	Scott Wolfe
Facsimile:	(804) 662-2414
E-mail:	Scott.Wolfe@genworth.com

with a copy (which shall not constitute notice) to:

Genworth Financial, Inc.
6620 West Broad Street
Richmond, VA 23230
Attention:	Vidal J. Torres Jr., Esq. Facsimile:(804) 662-2414
E-mail:	vidal.torres@genworth.com

If to GFWM, to:

Genworth Financial Wealth Management, Inc.
2300 Contra Costa Blvd., Suite 600
Pleasant Hill, CA 94523-3979
Attention:	Carrie E. Hansen, President
Facsimile:	(925) 521-1050
E-mail:	carrie.hansen@genworth.com

with a copy (which shall not constitute notice) to:

Genworth Financial Wealth Management, Inc.
2300 Contra Costa Blvd., Suite 600
Pleasant Hill, CA 94523-3979
Attention:	Ted Angus
Facsimile:	(925) 521-1050
E-mail:	Ted.Angus@genworth.com

    17.         Governing Law.  This Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

    18.         Entire Agreement; Amendments. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.  The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Trust.  If required under the 1940 Act, any such amendment must be approved by the Board, including a majority of those Trustees who are not Interested Persons of any party to this Agreement, voting in person at a meeting called for the purpose of voting on such amendment or by the vote of a Majority of the Outstanding Voting Securities of each of the Funds.

    19.         Survival. The provisions of Sections 5, 6, 9, 11 and 15 of this Agreement shall survive any termination of this Agreement.

    20.         Execution in Counterparts.  This Agreement may be executed in two or more counterparts, which may be delivered by means of facsimile or e-mail (or another electronic means such as a PDF file), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

    21.         Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

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          IN WITNESS WHEREOF, GENWORTH FINANCIAL ASSET MANAGEMENT FUNDS, on behalf of each of its separate series of shares as set forth in Annex A, GENWORTH FINANCIAL WEALTH MANAGEMENT, INC. and CAPITAL BROKERAGE CORPORATION have caused this Agreement to be signed by their duly authorized officers on the day and year above written.

GENWORTH FINANCIAL ASSET
MANAGEMENT FUNDS

/s/ Carrie E. Hansen
Name: Carrie E. Hansen
Title: Senior Vice President
Chief operating Officer

GENWORTH FINANCIAL WEALTH MANAGEMENT, INC.

/s/ Patrick B. Kelleher
Name: Patrick B. Kelleher
Title: Senior Vice President

CAPITAL BROKERAGE CORPORATION

/s/ Scott R. Reeks
Name: Scott R. Reeks
Title: Senior Vice President

[Signature Page to Distribution Agreement]

ANNEX A

Genworth Financial Contra Fund